Exhibit 99.1

Century Aluminum Announces Equity Investment Impairment

MONTEREY, CA. August 7, 2009 -- Century Aluminum Company (NASDAQ: CENX) today announced that it will record an equity investment impairment charge of $73.2 million in the second quarter relating to the recently agreed transfer of the Company's 50% ownership interests in Gramercy Alumina LLC and St. Ann Bauxite Limited.

As a result of this second quarter subsequent event transaction announced by the Company on Tuesday, August 4, 2009, management undertook an evaluation to determine the impact, if any, on the carrying amount of the equity investment in the joint venture assets as of June 30, 2009.  The Company has concluded that the terms of the sales agreement provided indications of an impairment of the equity investment in the joint ventures and, as a result, has performed an impairment analysis to determine the appropriate carrying amount of these assets as of quarter end.  Based on the impairment analysis, the Company will record a $73.2 million impairment charge in the three months ended June 30, 2009.

This non-cash charge will be reflected in the June 30, 2009 financial statements included in the Company’s Quarterly Report on Form 10-Q, which is expected to be filed on August 10, 2009.

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Monterey, California.

Cautionary Statement
This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Helga Gunnarsdottir, Director-Corporate Finance, NBI hf.
Astros Vidarsdottir, Senior Manager-Corporate Finance, NBI hf.

Contacts:
Mike Dildine (media)
831-642-9364
Shelly Lair (investors)
831-642-9357